Exhibit 10.14
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO PUBMATIC, INC. IF PUBLICLY DISCLOSED.
SUBJECT TO FED. R. EVID. 408
CONFIDENTIAL
EXECUTION COPY
GOOGLE EXCHANGE INTEGRATION AGREEMENT
This GOOGLE EXCHANGE INTEGRATION AGREEMENT (“Agreement”) is entered into as of the Effective Date (as defined below) by Google LLC f/k/a Google Inc. (“Google”), on behalf of itself and its Affiliates, and PubMatic, Inc., on behalf of itself and its Affiliates (“Company”). This Agreement governs Google’s access to Company’s real-time bidding platform for the purchase of advertising inventory (the “Services”). In consideration of the foregoing, the parties agree as follows:
1.Definitions. (a) “Ads” means advertising content submitted by Google hereunder. (b) “Affiliate” means, with respect to a party, an entity that directly or indirectly controls, is controlled by or is under common control with such party. (c) “Client” means a third-party on whose behalf Google purchases advertising inventory. (d) “Confidential Information” means information disclosed by one party to the other party under this Agreement that is marked as confidential or would normally be considered confidential (e.g., product or business plans), but does not include information that the recipient already knew, becomes public through no fault of the recipient, or was independently developed by the recipient without reference to the discloser’s confidential information. (e) “Publisher” means a web publisher or other source of advertising inventory accessible through the Services. (f) “Publisher Properties” means web sites, applications and other advertising inventory of Publishers accessible through the Services. (g) “Subcontractor” means, with respect to a party, a subcontractor, consultant, third-party service provider or agent engaged by such party in connection with its use or provision of Services, which is permitted under this Agreement. (h) “Visitor” means an individual visitor to a Publisher Property.
2.Services and Obligations. As between Google and Company, Company will be solely responsible for the provision of the Services to Google. Company will: (i) provide the Services in compliance with the terms of this Agreement, including the auction procedures set forth on Exhibit 1; (ii) cooperate with Google to promptly complete any technical integration required to provide the Services; (iii) provide Google with regular access to technical and product support regarding the Services; (iv) use current industry-standard security measures in connection with its provision of Services hereunder; (v) provide, in cases where Google reasonably suspects or anticipates fraudulent or otherwise invalid activity, Publisher billing information in a format and reasonable frequency mutually agreed by the parties and (vi) promptly notify Google of any breach of Company security resulting in unauthorized access to the data derived from Google’s use of Services and/or Google’s Confidential Information. Company hereby represents and warrants that (w) all information provided to Google under this Agreement will be truthful and accurate; (x) it is authorized to act on behalf of each of its Publishers and will be liable for their acts and omissions in connection with Services provided under this Agreement; (y) it has all necessary rights and authority to enter into this Agreement and to perform its obligations hereunder and thereunder; and (z) it will ensure that inventory available through the Services will not violate Exhibit 2 (“Publisher Policies”). Company will not, and will ensure that Publishers will not, edit or modify any advertisements submitted by Google in any way, including, but not limited to, resizing the advertisement, without Google’s prior approval. Google is not required to bid on any advertising inventory. Company will provide to Google, and will notify Google regarding changes to, any standard terms and policies, including terms and policies applicable to Publishers providing advertising inventory. [***]
(b)Google will be solely responsible for its use of Services hereunder. Google hereby represents and warrants that it (i) is authorized to act on behalf of each of its Clients and will be liable for their acts and omissions in connection with Services provided under this Agreement; (ii) has all necessary rights and authority to enter into this Agreement and to perform its obligations hereunder. Google will use commercially reasonable efforts to require its Clients to comply with the policies available at https://support.google.com/platformspolicy/answer/3013851 (or policies at least as restrictive, as updated from time to time).
3.Payment. (a) Google will pay Company on a monthly basis in accordance with the fee schedule for the Services detailed on Exhibit l (“Deal Procedures and Fees”), and Google will not pay for any additional fees for the Services without its written consent (collectively the “Fees”). Google will pay Company the Fees (other than amounts disputed in good faith) associated with the Services hereto within [***] in U.S. dollars, and by wire transfer, check or other means expressly agreed to in writing by the parties. Charges are exclusive of taxes. Good will pay all taxes and other government charges (except for taxes on Company’s income) that are legally due as a result of its use of the Services. Fees and billable impression count will be calculated [***]. Google will provide Controlling Measurement report to Company in an electronic form reasonably acceptable to Company within five (5) business days after the end of the month. (b) Google may deduct fees associated with ad clicks and impressions or similar billing events that are determined by Google’s system to be fraudulent, suspect in quality, or unusable according to Google’s advertising standards (“RefundEligible Deliverables”). Google’s system will be the sole system of record for determining any such Refund-Eligible Deliverables. If Google detects Refund-Eligible Deliverables after it has already paid Company, Google may deduct the applicable Fees from a future payment, provided that Google informs Company of such deduction within 30 days after the end of the calendar month in which such Refund-Eligible Deliverables occurred.
4.Confidentiality. The recipient may use Confidential Information only to exercise its rights and fulfill its obligations under this Agreement and must protect Confidential Information in the same manner that it protects the confidentiality of its own confidential information (but in no event using less than reasonable care). The recipient will not disclose Confidential Information, except to employees and Subcontractors who need to know it and who are obligated to keep it confidential. No party may disclose the terms of this Agreement to a third party without prior written consent of the other party, except (a) to its professional advisors under a strict duty of confidentiality, (b) for purposes of enforcing its rights under this Agreement and (c) if and as required by court order, law, regulation or governmental or regulatory agency (after, if permitted, giving reasonable notice to the discloser and using commercially reasonable efforts to provide the discloser with the opportunity to seek a protective order or the equivalent (at the discloser’s expense)). Google may disclose to its Clients the terms of this Agreement that may impact Fees or Client bidding choices, including those terms relating to Invalid Traffic. Company may disclose to its Publishers the terms of this Agreement relating to Invalid Traffic. Company will not issue any press releases or announcements, or any marketing, advertising, or other promotional materials, related to this Agreement or referencing or implying Google or its trade names, trademarks, or service marks without the prior written approval of Google.
5.Data Ownership and Restrictions
(a)Google Data. Google is the exclusive owner of all right, title and interest to the Google Data. As used herein, “Google Data” means [***].
(b)Company Data. Company is the exclusive owner of all right, title and interest to the Company Data. As used herein, “Company Data” means [***].
6.Company will make reporting available at least as often as weekly. Reports will be broken out by day and summarized by creative execution, content area (Ad placement), impressions, spend/cost, and other variables. If Google informs Company that Company has delivered an incomplete or inaccurate report, or no report at all, Company will cure such failure within five (5) business days of receipt of such notice. Failure to cure may result in nonpayment for all activity for which data is incomplete or missing until Company delivers reasonable evidence of performance; such report will be delivered within 30 days of Company’s knowledge of such failure or, absent such knowledge, within 90 days of delivery of the applicable Ad.
7.Privacy; Prohibited Acts. Company will provide and Google will use the Services under this Agreement in compliance with all applicable laws, rules, regulations and sanctions programs, including without limitation applicable Internet advertising industry guidelines (e.g., the self-regulatory principles/code of conduct of the Network Advertising Initiative, the Interactive Advertising Bureau and the Digital Advertising Alliance) (collectively, such laws, rules regulations, and sanctions programs are referred to as the “Applicable Privacy Requirements”). Company will use commercially reasonable efforts, including by contractual obligation, to ensure that Visitors are provided with clear and comprehensive information about, and consent to, the storing and accessing of cookies or other information on the Visitor’s device where such activity occurs in connection with the Services and where providing such information and obtaining such consent is required by law. Company will include clear and conspicuous notices consistent with Applicable Privacy Requirements on its websites, mobile and tablet applications that (a) disclose (and, where legally required, obtain consent to) its practices with regard to identifiers, targeting and online behavioral advertising, specifically addressing its data collection, use and disclosure practices (including the fact that by visiting a party’s website or mobile application, third parties may collect or place identifiers on Visitor browsers or mobile applications; for this purpose, the types of data that may be collected for targeted advertising; the use of non-cookie technologies, such as statistical IDs, eTags and web cache; the use of cross-device technologies; and the fact that data collected may be used by third parties to target advertising on other sites or applications based on the Visitors’ online activity. Company will advise each of its Publishers that each of their inventory is required to contain a privacy policy that complies with all Applicable Privacy Requirements. Company will not, and will not assist or knowingly permit any third party to, (a)

pass information to Google that Google could use or recognize as personally identifiable information, (b) reverse engineer any proprietary features of any Google service, or product or Google’s Confidential Information, or (c) deduplicate or correlate individual users across cookies, browsers, devices, or otherwise. Without limiting Company’s other obligations under this Agreement, to the extent that Company accesses, uses or otherwise processes (i) any information that directly or indirectly identifies a natural person; or (ii) information that is not specifically about an identifiable individual but, when combined with other information, may directly or indirectly identify a natural person (“Personal Information”) made available by Google, Company will: (i) comply with all Applicable Privacy Requirements; (ii) use or otherwise access Personal Information only as expressly permitted in these terms by Google; (iii) implement appropriate organizational and technical measures to protect the Personal Information against loss, misuse, and unauthorized access, disclosure, alteration and destruction; and (iv) provide the same level of protection as is required by the EU-US Privacy Shield Principles. Company will regularly monitor its adherence to this obligation and immediately notify Google in writing if it determines that it can no longer, or there is a significant risk that it can no longer meet this obligation and either cease processing or immediately take other reasonable and appropriate steps to remediate such failure to provide adequate level of protection.
8.Loi Sapin. If Company is subject to laws (such as Loi Sapin) that require sellers of advertising inventory or their intermediaries to directly invoice purchasers of such inventory located in France (including French territories) or any other applicable jurisdiction (each a “Loi Sapin Jurisdiction” and collectively, “Loi Sapin Jurisdictions”), Company hereby authorizes Google to perform the following tasks in Google’s name but on behalf of Company: (i) the sale of the Company inventory to Loi Sapin Jurisdiction advertisers or their intermediaries using Google’s service, (ii) issuance of corresponding invoices directly to each concerned Loi Sapin Jurisdiction advertiser; (iii) collection of payment of these invoices in order to transfer said payments to Company; and (iv) when appropriate, grant of a mandate to Google’s agents to perform the tasks (i), (ii) and (iii) above in Google’s name but on Company’s behalf. For purposes of clarification, notwithstanding anything to the contrary in this Agreement, Google is not acting on behalf of any third party subject to such laws and is not liable (including with respect to indemnification obligations) for the Ads of any such third party.
9.Disclaimers and Limitation of Liability. EACH PARTY AND ITS AFFILIATES DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION FOR NON-INFRINGEMENT (IT BEING UNDERSTOOD THAT, FOR PURPOSES OF CLARIFICATION, THE FOREGOING WILL NOT LIMIT EITHER PARTY’S IP INFRINGEMENT OBLIGATION SET FORTH IN SECTION 10 OF THIS AGREEMENT), MERCHANTABILITY AND FITNESS FOR ANY PURPOSE. TO THE FULLEST EXTENT PERMITTED BY LAW REGARDLESS OF THE THEORY OR TYPE OF CLAIM: (a) EXCEPT (i) FOR INDEMNIFICATION AMOUNTS PAYABLE TO THIRD PARTIES UNDER THIS AGREEMENT AND (ii) WITH RESPECT TO BREACHES OF SECTION 4 OF THIS AGREEMENT, NO PARTY NOR ITS AFFILIATES MAY BE HELD LIABLE UNDER THIS AGREEMENT OR ARISING OUT OF OR RELATED TO PERFORMANCE OF THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THE PARTY IS AWARE OR SHOULD KNOW THAT SUCH DAMAGES ARE POSSIBLE; AND (b) EXCEPT WITH RESPECT TO (i) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT,

(ii) EACH PARTY’S INTENTIONAL MISCONDUCT AND (iii) GOOGLE’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THREE MILLION DOLLARS ($3,000,000.00).
10.Indemnification. Each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party and its officers, directors, employees and agents (each, an “Indemnified Party”) from all third-party claims or liabilities arising out of or related to the Indemnifying Party’s (i) breach or alleged breach of this Agreement (including, without limitation, breach of Section 7), (ii) infringement of a third party’s intellectual property rights in connection with (a) with respect to Google, the content of the Ads, and (b) with respect to Company, the Services (including content of Publisher Properties containing inventory available through the Services) and all underlying technology, data or other materials provided by Company or its Publishers to Google or otherwise utilized by Company in connection with the Services hereunder (the indemnification obligation of each party described in this clause (ii), the “IP Infringement Obligation”). The previous sentence states the sole liability of the Indemnifying Party, and the sole remedy of the Indemnified Party, with respect to any thirdparty claim arising out of the Indemnifying Party’s breach of this Agreement or intellectual property infringement. The Indemnified Party must (i) promptly notify the Indemnifying Party in writing of the third-party claims (provided that failure of the Indemnified Party to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it has been damaged by the failure); (ii) reasonably cooperate with the Indemnifying Party in the defense of the matter and (iii) give the Indemnifying Party primary control of the defense of the matter and negotiations for its settlement. The Indemnified Party may at its expense join in the defense with counsel of its choice. The Indemnifying Party may enter into a settlement only if it (A) involves only the payment of money damages by the Indemnifying Party and (B) includes a complete release of the Indemnified Party; any other settlement will be subject to written consent of the Indemnified Party (not to be unreasonably withheld or delayed).
11.Term. Unless earlier terminated, this Agreement shall commence on the Effective Date and shall continue for a period of one (I) year (“Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term”) unless either party provides written notice of its intention to terminate the Agreement no later than sixty (60) days prior to the expiration of the Initial Term or then-current Renewal Term. A party may terminate this Agreement (i) at any time for convenience upon thirty (30) days’ prior notice to the other party; or (ii) immediately on notice to the other party that it is in material breach of this Agreement with respect to such Services; provided that if the breach is capable of cure, the breaching party will have thirty (30) days from the notice date to cure the breach to the non-breaching party’s reasonable satisfaction. Google may terminate this Agreement immediately if content that is illegal or promotes illegal activities is displayed on any Publisher Property available through the Services. In addition, Google may terminate this Agreement if any Publisher Policy is violated three times within 120 days. Notwithstanding termination of this Agreement, any provisions of this Agreement that by their nature are intended to survive, will survive termination.
12.Miscellaneous. (a) This Agreement is governed by New York law, excluding its choice of law rules. (b) No party may assign or transfer any part of this Agreement without the written consent of the other party, which consent will not be unreasonably withheld or delayed. Any other attempt to transfer or assign is void. (c) This Agreement is the parties’ entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject. (d) All notices must be in writing (including without limitation email) and sent to the attention of the other party’s Legal Department and primary point of contact. Notice will be deemed given when delivered. (e) All amendments hereto must be executed by both parties and expressly state that they are amending this Agreement. Failure to enforce any provision will not constitute a waiver. If any provision is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose. (f) Each party is liable for the acts and omissions of its Subcontractors. (g) There are no third-party beneficiaries to this Agreement. (h) The parties are independent contractors, and this Agreement does not create an agency, partnership or joint venture. (i) Neither party will be liable for any acts or omissions resulting from circumstances or causes beyond its reasonable control. (j) The parties may execute this Agreement in counterparts, including facsimile, PDF and other electronic copies, which taken together will constitute one instrument. (k) Each patty is an equal opportunity employer and is committed to a workplace free of harassment and unlawful discrimination. Each party will implement and maintain policies designed to promote and foster a fair, diverse, and inclusive working environment.
Agreed and accepted as of the latest of the signature dates below (the “Effective Date”):

GOOGLE LLC F/K/A GOOGLE INC.		COMPANY: PUBMATIC, INC.

By:	/s/ Philipp Schindler	By	/s/ Steve Pantelick
Name: Philipp Schindler		Name: Steve Pantelick
Title: Authorized Signatory		Title: CFO
Date: 5/14/2018		Date: 5/14/2018

EXHIBIT 1
Deal Procedures and Fees
Open Auction Procedures
All available open-auction impressions and private marketplace impressions will be auctioned per the auction type defined in the bid request (i.e., first price auction type ‘at= l’ or second price auction type ‘at=2’). For purposes of clarification, a single floor means that an auction may not have multiple floor prices; that is, floor price of an auction is a single price, below which no bids will be accepted. And a static floor means that the sole floor price for an auction will not be dynamically set in response to any specific signals from that auction or the behavior of individual bidders or advertisers in that auction. Company will update Google in writing, at least 3 business days in advance of any changes or updates to the description outlined in Exhibit 1.
The winner (“Winner”) of each such auction will be the party that submits the highest value bid in a given impression auction.
Fees
The fee will be calculated as follows: (i) based on the auction type defined in bid request (i.e., first price auction type ‘at= l’ or second Price auction type ‘at=2’), the total clearing price of such auction, or (ii) Publisher’s specified single static floor (as described in this Exhibit 1) if such amount is less than the Winner’s bid. An impression will only be counted as billable if Google is the Winner and the applicable Ad creative begins to load on the applicable end user’s device. Google may update the method for counting billable impressions in response to industry standards upon 30 days’ notice to Company.
Other Deal Types
For all other deal types, Company will cooperate with Google to establish parameters for such deal types, including, without limitation, deal mechanics, pricing, eligibility requirements, fees, and available inventory. Company will provide reasonable prior notice to Google of any changes to the foregoing and any new deal types and cooperate with Google to establish or update the applicable parameters.

EXHIBIT 2
Publisher Policies
Company must ensure that all inventory that displays ad content served by Google via the Services complies with these Publisher Policies. This Exhibit 2 may be updated from time to time with reasonable prior written notice to Company.
Content guidelines
Inventory must not include content that is illegal, promotes illegal activity or infringes on the legal rights of others. In the event that we receive a written complaint regarding such content, Google reserves the right to disclose Company’s and/or the applicable Publisher’s identity to that complainant.
If inventory includes content that is directed at children under the age of 13 years, Company and/or the applicable Publisher must notify Google using Google’s Webmaster Tools (available at https://www.google.com/webmasters/tools/coppa or successor URL, as modified from time to time) or tag such inventory (site, app, or ad request) for child-directed treatment.
Company must require its Publishers to disclose clearly any data collection, sharing and usage that takes place on any site, app, email publication or other inventory that are provided through the Services.
Invalid activity
Company must not, directly or indirectly:
•use artificial means to inflate the volume or cost of impressions, conversions and/or clicks (e.g. click fraud).
•use device fingerprints or locally shared objects (e.g. Flash cookies, Browser Helper Objects, HTML5 local storage) other than HTTP cookies, or user-resettable mobile device identifiers designed for use in advertising, in connection with providing the Services.
•distribute, or link to pages that distribute, malware or other software that violates Google's Unwanted Software Policy (available at http://www.google.com/about/company/unwanted-software-policy.html or successor URL, as modified from time to time).
•use systems or provide inventory that overlay ad space on a given site without express permission of the site owner.
Identifying users and user consent
Company must not, and must not assist or knowingly permit any third party to, pass any information to Google:
•that Google could use or recognize as personally-identifiable information (provided that Company will not be deemed to have breached this clause to the extent that Company is required to send a Visitor's IP address, cookie ID, resettable mobile device identifier or geolocation data as part of providing the Services); or
•that permanently identifies a particular device (such as a mobile phone's unique device identifier if such an identifier cannot be reset)
In providing the Services, Company may not merge personally-identifiable information with information previously collected as nonpersonally identifiable information without robust notice of, and the user's prior affirmative (i.e. opt-in) consent to, that merger.
Company and Publishers providing inventory under this Agreement must comply with the EU user consent policy (available at https://www.google.com/about/company/user-consent-policy.html or successor URL, as modified from time to time).
Location Data
If in providing the Services, Company or Publishers collect, process or disclose information that identifies or can be used to infer an end user's precise geographic location, such as GPS, wifi or cell tower data, and plan on sending such data to Google:
•Company or the applicable Publisher must obtain express (i.e. opt-in) consent from end users;
•all applicable privacy policies must disclose such information collection, processing or disclosure; and
•Company will only send such information to Google in an encrypted state or via an encrypted channel (such as HTTPS communication protocol).
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